Exhibit 99.1


                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.

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NEWS RELEASE
                                                     ***For Immediate Release***

                                                        For further information:
                                                        ------------------------
                                                                 Marina Townsley
                                                                    866-599-3822

CHAPARRAL RESOURCES, INC. ANNOUNCES SECOND QUARTER RESULTS AND
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NEW VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER
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WHITE PLAINS, NEW YORK, AUGUST 16, 2004 - Chaparral Resources, Inc. (OTCBB:
CHAR) today announced its financial results for the second quarter 2004. The Company reported a net income of $1.3 million, or 3 cents per share, for the quarter ended June 30, 2004, compared to a net loss of $1.11 million, or 3 cents per share, for the quarter ended June 30, 2003. The $2.41 million increase in Chaparral's net income primarily relates to higher revenues as a result of higher volumes sold and higher prices achieved during the second quarter of 2004.

Revenues were $17.47 million for the second quarter of 2004 compared with $8.47 million for the second quarter of 2003. The $9.0 million increase is the result of greater volumes sold and higher prices achieved during the second quarter of 2004 as compared to the same period of 2003. During the second quarter of 2004, the Company sold approximately 666,000 barrels of crude oil, recognizing $17.47 million, or $26.24 per barrel, in revenue. Comparably, the Company sold approximately 455,000 barrels of crude oil, recognizing $8.47 million in revenue, or $18.62 per barrel, for the second quarter 2003. The result is a positive price variance of $5.07 million in addition to a favorable volume variance of $3.93 million.

Chaparral's operations for the six months ended June 30, 2004 resulted in a net profit of $1.93 million compared to a net loss of $1.06 million for the six months ended June 30, 2003. The $2.99 million increase in net income primarily relates to (i) higher sales revenue as a result of greater volumes sold and higher prices achieved, (ii) improved operating results from the Karakuduk field, in part offset by (iii) recognition in 2003 of a $1.02 million gain as a result of the adoption of SFAS 143, (iv) higher costs associated with increased debt obligations, (v) higher operating costs associated with increased sales and
(vi) higher income tax provision.

During the six months ended June 30, 2004, we sold approximately 1,354,000 barrels of crude oil, recognizing $33.08 million, or $24.42 per barrel, in revenue. Comparably, we sold approximately 819,000 barrels of crude oil, recognizing $16.29 million in revenue, or $19.89 per barrel, for the six months ended June 30, 2003. The $16.79 million increase represents a positive price variance of $6.14 million in addition to a positive volume variance of $10.65 million. During this period, transportation costs were $6.22 million, or $4.59 per barrel, and operating costs associated with sales were $3.9 million, or $2.88 per barrel. Transportation costs were $3.30 million, or $4.03 per barrel, and operating costs associated with sales were $2.53 million, or $3.09 per barrel, for the six months ended June 30, 2003. The increase in transportation cost per barrel is the result of higher tariffs imposed on the Company, greater volumes sold to the export market during 2004, and a 160,000 barrel sale to the local market that carried no transportation cost during 2003. The decrease in operating cost per barrel is mainly due to lower work-over maintenance cost during the six months ended June 30, 2004.

                                   ~~ more ~~

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            2 Gannett Drive, Suite 418, White Plains, New York 10604
                         866 599 3822o 866 700 5091 Fax
                           www.chaparralresources.com

Chaparral Resources, Inc. News Release
August 16, 2004
Page 2



The Company is presently engaged in the development of the Karakuduk field, which requires substantial cash expenditures. For the six months ended June 30, 2004, we invested approximately $15.52 million in field development, compared with $7.62 million for the six months ended June 30, 2003. The increase of $7.9 million is due to additional capital activities during 2004 including the ongoing drilling program, pressure maintenance program, and construction of water injection facilities. We anticipate full year 2004 capital expenditures of approximately $30 million. We expect to finance this expenditure through cash flows from the sale of crude oil and external financing, as necessary. Kazkommertsbank has agreed to defer the remaining 2004 principal payments on the non-revolving KKM Credit Facility of $5 million until early 2005.

Production during the second quarter totaled approximately 728,000 barrels, equivalent to approximately 8,000 barrels of oil per day (bopd). As of the beginning of August 2004, production is averaging 8,300 bopd. KKM is taking steps to increase production further, by (i) the hydraulic fracturing of six existing wells, (ii) re-perforating two wells using advanced perforating technology, (iii) mobilization of a new swabbing unit to assist in bringing new wells into production, and (iv) evaluation and adjustment of pumping regimes and setting depths in existing sucker rod pumped wells. We expect KKM's production to reach 9,000 bopd by the end of 2004. The reduction from the previous forecast of 13,000 bopd by year end is due to production from newly drilled wells being less than anticipated. The Company has contracted an outside engineering firm to carry out sedimentology studies which will identify future well locations in more productive sections of the reservoir. It is anticipated that these efforts will result in increased per well productivity.

During the second quarter, 4.9 wells were drilled compared with 3.4 wells in the first quarter. As of the beginning of August 2004, the producing well count is 53 wells. It is expected that 16 wells in total will be drilled at the field in 2004. In addition, steps are being taken to utilize the produced gas from the field for oil heating purposes to reduce operating costs.

As previously reported, Nelson Resources Limited (TSX: NLG) acquired a majority interest in the Company on May 17, 2004. In June, the Company entered into an agency agreement with Nelson to assist in managing its crude oil export quotas and marketing its crude oil. In August, the Company approved a two-year agreement with Nelson to provide corporate administrative and financial advisory services to support the Company's business activities.

The Company also announced today the resignation of Mr. Miguel Soto, the Company's Vice President-Finance and Chief Financial Officer. Mr. Soto resigned for personal reasons effective August 16, 2004. Mr. Soto has been replaced by Mr. Nigel Penney, who will assume the title of Vice President-Finance and Chief Financial Officer of the Company. Mr. Penney, 45, is a Chartered Accountant with 18 years experience in the international E&P business. He previously worked as a consultant with several UK and international oil and gas companies on projects such as a UK AIM listing, due diligence, contract negotiations and reviews of accounting systems, policies and procedures. From 2001 to 2002 he was Vice-President Finance of PanAfrican Energy Corporation, from 1998 to 2000, Finance Director of Ramco Oil and Gas and from 1996 to 1997, Finance and Administration Controller, Santos Europe Ltd. Prior to this he held several position with affiliates of Mobil Oil Corporation, latterly as Treasurer, Mobil North Sea Ltd.

Simon K. Gill, Chief Executive Officer of Chaparral, commented, "I am pleased to report that a new management team, led by the General Director Paul S. Ties and the Finance Director Kairat Rakhishov, has been introduced in KKM in early June 2004. In an effort to improve the operational management of the company, new management personnel were also installed in project management, drilling, materials, geology and legal. The focus of the team is (i) definition of the reservoir to improve drilling and waterflood performance, (ii) optimization of artificial lift and surface facilities to increase production from existing wells, (iii) improving workover and completion practices, (iv) reviewing contract procedures and all contracts to reduce costs and (v) identifying and implementing opportunities to increase operational efficiencies, to increase production and to reduce costs. I expect that these efforts will result in increased performance in the second half of 2004 and the future."

Chaparral Resources, Inc. News Release
August 16, 2004
Page 3


Chaparral Resources, Inc. is an international oil and gas exploration and production company. The Company's only operating asset is its participation in the development of the Karakuduk field through KKM, of which Chaparral is the operator. The Company has a 60% ownership interest in KKM with the other 40% ownership interest being held by Joint Stock Company KazMunayGaz, the national petroleum company of Kazakhstan. Nelson Resources Limited, an independent oil company listed on the Toronto Stock Exchange and the Alternative Investment Market of the London Stock Exchange, holds a majority interest in Chaparral and operates several other producing oil fields in Kazakhstan. More information is available on the Company's web site, www.chaparralresources.com.
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Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and Chaparral's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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


                                                    FINANCIAL HIGHLIGHTS
                                                    --------------------
                                          (in thousands, except per share data)


                                                           Quarter Ended                       Six Months Ended
                                                              June 30,                               June 30,
                                                 --------------------------------        --------------------------------
                                                      2004                2003                2004               2003
                                                 --------------------------------        --------------------------------

Revenue                                          $     17,471        $      8,472        $     33,080        $     16,285
Cost and expenses                                     (11,200)             (8,209)            (22,698)            (14,933)
Other expense                                          (3,089)             (1,042)             (5,424)             (2,748)
Income tax expense                                     (1,882)               (330)             (3,024)               (681)
Cumulative effect of change in
     accounting principle                                --                  --                  --                 1,018
                                                 --------------------------------        --------------------------------
Net income/(loss)                                       1,300              (1,109)              1,934              (1,059)
Net income/(loss) available to common
     stockholders                                $      1,300        $     (1,109)       $      1,934        $     (1,059)
                                                 ================================        ================================

Basic and diluted earnings per share:
Net income/(loss) per share                      $       0.03        $      (0.03)       $       0.05        $      (0.03)
                                                 ================================        ================================
Weighted average number of shares
     outstanding (basic and diluted)               38,209,502          38,209,502          38,209,502          38,209,502
                                                 ===============================        =================================

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